Exhibit 10.17

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is made and effective as of the first day of employment (the “Effective Date”), by and between the Company and Elizabeth Preis (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Executive will serve as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company; and

WHEREAS, in consideration of the Executive’s hire and continued employment, the Company has determined that it is in its best interests to provide the Executive with the severance protections in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the foregoing, and in view of the promises and other good and valuable consideration described in this Agreement (the sufficiency and receipt of which are hereby acknowledged) the Parties agree as follows:

1.Effective Date and Term of this Agreement. This Agreement shall be effective on the Effective Date and will remain in effect unless and until (i) the Executive’s employment with the Company is terminated by either Party in accordance with Section 2, and (ii) all payments and/or benefits to which the Executive is entitled under this Agreement, if any, have been made or provided to the Executive in accordance with the terms of this Agreement.

2.Termination of Employment.

(a)The Executive’s employment with the Company shall terminate upon the earlier of: (i) thirty (30) days after the Executive provides a written Notice of Termination of Executive’s resignation for any reason other than for Good Reason; (ii) thirty (30) days following the Executive providing a Notice of Termination indicating the existence of a condition constituting Good Reason other than to the extent that such condition is cured; (iii) immediately upon the Executive’s Disability or death; (iv) thirty (30) days after the Executive receives written Notice of Termination from the Company of Executive’s Termination without Cause; or (v) the date set forth in the Notice of Termination from the Company of the Executive’s termination of employment with the Company for Cause (collectively, the earliest of such dates being the “Termination Date”). The Company may elect to pay the Executive in lieu of the thirty (30) days’ written notice but will still deliver a Notice of Termination.

(b)Except as otherwise determined by the Board of Directors of VS&Co, any termination of the Executive’s employment with the Company will constitute, as applicable, an automatic resignation of Executive: (i) as an officer of VS&Co and the other Company Parties; (ii) from the board of directors or board of managers (or similar governing body) of the Company Parties; and (iii) from the board of directors or board of managers (or similar governing body) of any corporation or other entity in which any of the Company Parties holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Party’s designee or other representative. Executive agrees to take any further actions that the Company Parties reasonably request to effectuate or document the foregoing.

3.Non-Qualifying Termination.
(a)Notwithstanding anything herein or in any other agreement to the contrary, if Executive’s employment is terminated by the Company for Cause, the Company’s sole obligation shall be to pay Executive the Accrued Amounts and Executive shall not be entitled to severance benefits under this Agreement or any other agreement or severance plan, policy or program of the Company (or any of its affiliates).

(b)Notwithstanding anything herein or in any other agreement to the contrary, to the extent that Executive experiences a Termination for any reason while a Company-led internal investigation into facts that could reasonably give rise to Executive’s Termination for Cause is pending: (i) Executive shall not be entitled to receive any severance benefits under this Agreement (other than the Accrued Amounts) or any other agreement or severance plan, policy or program of the Company (or any of its affiliates); and (ii) Executive shall not be entitled to vest in or receive any Variable Compensation, in either case, unless and until the Company concludes its investigation with a finding that grounds for a Termination for Cause did not in fact exist, and only to the extent provided for under the terms of the applicable agreement, plan, policy or program.

(c)If Executive experiences a Termination by reason of Executive’s death or if Executive gives the Company a written Notice of Termination other than for Good Reason, the Company’s sole obligation shall be to pay Executive the Accrued Amounts.

(d)If Executive experiences a Termination by reason of Executive’s Disability, the Company’s sole obligation shall be to pay Executive the Accrued Amounts and Executive shall be entitled to receive disability benefits available under the long-term disability plan maintained by the Company or its affiliate, to the extent applicable.

4.Severance Upon a Qualifying Termination Not Within the Protection Period. If Executive experiences a Qualifying Termination not within the Protection Period, then, subject to Section 6, the Company will provide Executive with the following (collectively, the “Severance Benefits”):

(a)Accrued Amounts;

(b)The Company shall continue to pay Executive’s Base Salary for a period of two (2) years following the Qualifying Termination, less applicable withholding, payable as follows: (i) on the Company’s first regularly scheduled pay date falling on or after sixty (60) days after the Termination Date (the “First Payment Date”), the Company will pay Executive, without interest, the number of missed payroll installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled payroll dates, and (ii) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such two (2)-year period;

(c)If Executive is participating in the Company’s medical and/or dental plan (collectively, the “Health Plans”) immediately prior to the Termination Date, the Company will make a lump sum payment, less applicable withholding, to Executive in an amount equal to the difference, calculated on a monthly basis based on Executive’s coverage level as of the Termination Date, between the total premium as of the Termination Date for Executive’s COBRA coverage and Executive’s applicable contribution amount under the Health Plans for such coverage, multiplied by twenty-four (24) months. Such lump sum payment will be paid on the First Payment Date and is intended to assist Executive with medical expenses and insurance premiums regardless of whether or not Executive elects COBRA coverage after the Termination Date;

(d)The Company shall pay Executive, less applicable withholding, incentive compensation under the IC Plan, based on actual performance and subject to the terms of the IC Plan, with respect to the fiscal year and season during which the Termination Date occurs as well as the subsequent season. The foregoing payments shall be paid at the same time as payments under the IC Plan are typically paid, but in no event earlier than three (3) months following the Termination Date and in no event later than March 15th of the year following the year in which the applicable season or year is completed; and

(e)The treatment of any outstanding equity awards will be determined as follows:

(i)A pro-rata portion of the outstanding unvested equity awards that are held by Executive as of the Termination Date and vest only based on the passage of time shall vest and be settled on the First Payment Date, which pro-rata vesting shall be determined by (A) multiplying (x) the number of shares subject to the award by (y) a fraction, the numerator of which is the number of complete months between the first day of the applicable time-based vesting period and the Termination Date, and the denominator of which is the aggregate number of months in the time-based vesting period, less (B) the number of shares subject to the award that had already vested pursuant to the award’s terms prior to the Termination Date, if any;

(ii)A pro-rata portion of the outstanding unvested equity awards that are held by Executive as of the Termination Date and vest based, at least in part, on the satisfaction of performance goals shall vest and be settled by the later of the First Payment Date and sixty (60) days following the end of the applicable performance period, which pro-rata vesting shall be determined by (A) multiplying the number of shares that Executive would have earned for the entire performance period based on the level of performance determined in accordance with the applicable plan and award agreements by (B) a fraction, the numerator of which is the number of complete months between the first day of the applicable performance period and the Termination Date, and the denominator of which is the aggregate number of months in the performance period;

(iii)To the extent that any outstanding unvested equity award that is held by Executive as of the Termination Date would vest at a greater percentage under the terms of the applicable plan and award agreement than as provided for under Sections 4(e)(i)-(ii), the terms of such award agreement shall instead determine the number of shares covered by such equity award that will vest under this Section 4(e), subject to Sections 4(e)(iv)-(v);

(iv)Notwithstanding the foregoing, no equity awards that are outstanding as of the Termination Date will be forfeited during the three (3)-month period commencing upon the Termination Date, provided, that, (x) to the extent a Change in Control occurs during such three (3)-month period, any such equity awards that are outstanding and unvested as of the Change in Control will instead be treated in accordance with Section 5; and (y) to the extent a Change in Control does not occur during such three (3)-month period, any portion of the equity awards outstanding as of Termination Date that do not vest pursuant to Sections 4(e)(i)-(iii) shall be forfeited; and

(v)To the extent that the payment or settlement of any equity awards in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing.

5.Severance Upon a Qualifying Termination Within the Protection Period. If Executive has a Qualifying Termination within the Protection Period, then, subject to Section 6, the Company will provide Executive with the following (collectively, the “Change in Control Severance Benefits”):

(a)The payments and benefits described in Sections 4(a), (b), and (c);

(b)A payment equal to the sum of the incentive compensation payouts that Executive actually received under the IC Plan for the four (4) completed seasons (with respect to seasonal performance periods) and two (2) completed years (with respect to annual performance periods) immediately preceding the Termination Date, which amount shall be paid, less applicable withholding, in a lump sum cash payment on the First Payment Date;

(c)A payment equal to the product of (i) the sum of the IC Plan payment that Executive would have earned for the season during which the Termination Date occurs and any annual component Executive would have earned for the fiscal year during which the Termination Date occurs, as applicable, based on actual performance, multiplied by (ii) a fraction, the numerator of which is the number of days in such fiscal year or season, respectively, during which the Termination Date occurs that elapsed through the Termination Date and the denominator of which is the total number of days in such fiscal year or season, respectively. The foregoing payment, less applicable withholding, shall be paid at the same time as payments under the IC Plan are typically paid, but in no event earlier than the First Payment Date and in no event later than March 15th of the year following the year in which the applicable season is completed; and

(d)All of the outstanding and unvested equity awards held by Executive immediately before the Termination Date will immediately become fully vested and payable on the First Payment Date, provided that, to the extent that paying any portion of such amount in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing. To the extent that an equity award vests based on the achievement of performance goals, performance goals will be deemed to be achieved at target levels if less than one-third of the applicable performance period has elapsed as of the date of the Change in Control, otherwise performance goals will be deemed achieved at maximum levels.

In the event that the Termination Date occurs during the portion of the Protection Period that precedes a Change in Control and Executive has already commenced receiving payments and/or benefits under Section 4 prior to the Change in Control, then Executive will be entitled to the payments and benefits under this Section 5 in lieu of any additional payments or benefits under Section 4, but only to the extent an equivalent payment and/or benefit has not already been paid or provided pursuant to Section 4.

6.Release and Continued Compliance Requirements. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Severance Benefits or the Change in Control Severance Benefits (in each case, other than the Accrued Amounts), unless (i) Executive timely executes and delivers to the Company a full release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), and such Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) days following the Termination Date and (ii) Executive complies with the terms of the Confidentiality, Non- competition, Non-disparagement and Intellectual Property Agreement (the “Confidentiality and Non-competition Agreement”) for the periods set forth in such agreement. If the foregoing requirements are not satisfied by Executive, then no Severance Benefits nor Change in Control Severance Benefits (in each case, other than the Accrued Amounts) shall be due to Executive pursuant to this Agreement.

7.Effect on Other Plans, Agreements and Benefits.

(a)Any severance benefits payable to Executive under this Agreement (including the Severance Benefits and the Change in Control Severance Benefits, as applicable) will be in lieu of and not in addition to: (i) any severance benefits to which Executive would otherwise be entitled under any general severance policy or severance plan maintained by the Company (or any of its affiliates) or any agreement between Executive and the Company (or any of its affiliates) that provides for severance benefits; and (ii) unused PTO remaining upon the Termination Date.

(b)Any severance benefits payable to Executive under this Agreement will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company (or any of its affiliates), except to the extent expressly provided therein.

(c)Executive’s entitlement to any other benefits not expressly referenced herein shall be determined in accordance with the applicable employee benefit plans then in effect.

(d)Executive expressly agrees that any amounts Executive may owe to the Company as of the Termination Date may be deducted from the amounts that the Company would otherwise owe to Executive under this Agreement.

(e)Notwithstanding anything herein or in any other agreement to the contrary, if Executive incurs a Termination for Cause, then all Variable Compensation shall be immediately canceled for no consideration. If Executive incurs a Termination for Cause, or the Company becomes aware (after the Executive’s Termination) of conduct on the part of Executive that would have been grounds for a Termination for Cause, then, Executive will be required to deliver to the Company, immediately upon request, the Variable Compensation (in shares and/or cash), granted on or after the Effective Date and paid or delivered to Executive within the three (3) years prior to the Termination Date, including the profit Executive realized upon the exercise of stock options.

(f)If following a Qualifying Termination, Executive violates any of the terms and covenants set forth in the Confidentiality, Non-Competition Agreement, Non-Disparagement and Intellectual Property Agreement then Executive shall not be entitled to receive any severance benefits under this Agreement (other than the Accrued Amounts) or any other agreement or severance plan, policy or program of the Company (or any of its affiliates).

8.Section 280G of the Code.

(a)Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and/or such person(s) will be $1.00 less than three (3) times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).

(b)The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(c)The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert.

(d)If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times Executive’s base amount, then Executive must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 8 will require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

9.Arbitration and Class and Representative Action Waiver.

(a)The Parties agree that, subject to Section 9(b), any controversy or claim between the Company and Executive arising out of or relating to this Agreement or its termination (or otherwise relating to Executive’s work or departure from the Company) shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. If Executive initiates arbitration, he will be responsible for paying a filing fee of $300 or the amount of the filing fee in federal court in Columbus, Ohio, whichever is lower. Each Party will be responsible for its/her own attorney’s fees. The parties shall jointly select an arbitrator from JAMS, Inc. (“JAMS”) or the American Arbitration Association (“AAA”) with at least ten (10) years of experience in employment disputes. The arbitration shall be conducted on a confidential basis by the AAA or JAMS and administered under their Employment Arbitration Rules, which are currently available at http://www.adr.org and http://www.jamsadr.com, respectively. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas. Unless the arbitrator determines additional discovery is necessary to adequately arbitrate Executive’s claims, discovery shall be conducted in accordance with the then-current version of the Federal Rules of Civil Procedure. Those rules can be found at https://www.law.cornell.edu/rules/frcp. The arbitration shall take place in Columbus, Ohio. Notwithstanding the AAA or JAMS rules, all parties to the arbitration shall have the right to file a dispositive motion and shall not be required to seek permission from the arbitrator to do so. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. Judgment on the award may be entered in any court having jurisdiction.

(b)This Arbitration provision does not include:

(i)Any claim arising under or related to the Confidentiality and Non- Competition Agreement;

(ii)A claim for workers’ compensation benefits;

(iii)A claim for unemployment compensation benefits;

(iv)A claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under this Agreement; and
(v)A claim of sexual harassment, including hostile work environment, “sexual assault” (defined as actual or threatened unwelcomed touching of a sexual nature), gender discrimination, and retaliation related to same.

(c)This Agreement also does not prevent Executive from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.

(d)This Agreement does not prohibit those limited circumstances under which either Party finds it necessary to seek emergency or temporary injunctive relief, such as a preliminary injunction or a temporary restraining order, from a court that may be necessary to protect any rights or property of either Party pending the establishment of the arbitral tribunal or its determination of the merits of the dispute.

(e)CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT, EXCEPT AS EXPLICITLY PROVIDED HEREIN, ALL DISPUTES BETWEEN THE PARTIES THAT ARISE, OR HAVE ARISEN, OUT OF EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO EXECUTIVE’S INDIVIDUAL CLAIMS.

(f)REPRESENTATIVE ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”). THIS MEANS THAT, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, EXECUTIVE MAY NOT SEEK RELIEF ON BEHALF OF OTHERS IN ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES. THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO EXECUTIVE’S INDIVIDUAL CLAIMS.

(g)The Parties agree that only a court of competent jurisdiction may interpret this Section 9 and resolve challenges to its validity and enforceability, including but not limited to the validity, enforceability and interpretation of the Class Action Waiver and Representative Action Waiver. The arbitrator shall have no jurisdiction or power to make such determinations. The Federal Arbitration Act, 9 U.S.C. §§ 1-16, shall govern the interpretation and enforcement of the duty to arbitrate found in this Section 9 and all arbitration proceedings under this Agreement.

(h)Any conflict between the rules and procedures set forth in either the JAMS or AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.

(i)The burden of proof at an arbitration shall at all times be on the Party seeking relief.

(j)In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the Parties, as applicable in Ohio. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, and the Family and Medical Leave Act.

(k)The aggrieved Party must give written notice of any claim to the other Party as soon as possible after the aggrieved Party first knew or should have known of the facts giving rise to the claim. The written notice shall describe the nature of all claims asserted, the facts upon which those claims are based, and shall set forth the aggrieved Party’s intention to pursue arbitration. The notice shall be mailed to the other Party by certified or registered mail, return receipt requested. A copy of the notice may be sent by electronic mail.

10.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

11.Amendment. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company.

12.At-Will Employment. This Agreement does not alter the status of Executive as an at-will employee of the Company. Nothing contained herein shall be deemed to give Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of Executive at any time, with or without Cause.

13.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect. If a court of competent jurisdiction finds the Class Action Waiver and/or Representative Action Waiver in Section 9 is unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the Agreement shall be binding and enforceable.

14.Headings and Subheadings. Headings and subheadings contained in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or subheading of any section or paragraph.

15.Unfunded Obligations. The amounts to be paid to Executive under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Executive shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

16.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination and a notice of a claim for which a Party seeks arbitration) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To Executive:
Elizabeth Preis
[REDACTED]

To the Company:
VS Service Company, LLC Four Limited Parkway, Reynoldsburg, Ohio 43068
Attn:    Chief Legal Officer

17.Successors and Assigns. The Company may assign its rights and obligations under this Agreement without Executive’s consent: to (i) an affiliate of the Company, or (ii) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other entity or person, or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction. This Agreement will be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

18.Waiver. Any Party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement.

19.Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

20.Governing Law. Unless otherwise noted in this Agreement, this Agreement shall be construed in accordance with and governed by the laws of Ohio without regard to conflicts of law principles.

21.Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22.Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)Any reimbursement of any costs and expenses by the Company to Executive under this Agreement shall be made by the Company in no event later than the close of Executive’s taxable year following the taxable year in which the cost or expense is incurred by Executive. The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six (6)-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c)Each payment that Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(e)Payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A- 1(b)(9)(iii), or otherwise. Any payments and benefits provided under this Agreement may be accelerated in time or schedule by the Company, in its sole discretion, to the extent permitted by Section 409A of the Code.

23.Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth in this Section 23.

(a)     “2021 Stock Plan” means the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as amended from time to time.

(b)“Accrued Amounts” means: (i) unpaid Base Salary through the Termination Date; (ii) unreimbursed business expenses incurred by Executive on behalf of the Company during the term of Executive’s employment in accordance with the Company’s standard policies (including expense verification policies) regarding the reimbursement of business expenses, as the same may be modified from time to time; and (iii) any earned compensation which Executive had previously deferred until termination of employment or which, by operation of the applicable plan and/or deferral election, would cause distribution to occur upon termination of employment (including any interest earned or credited thereon, if applicable).

(c)“Base Salary” means Executive’s annual base salary in effect as of the Termination Date (without giving effect to any reduction resulting in a Qualifying Termination for Good Reason).

(d)“Cause” means, as determined by the Company in its sole discretion, that Executive (i) was grossly negligent in the performance of Executive’s duties with the Company (other than a failure resulting from Executive’s incapacity due to physical or mental infirmity); (ii) has pled “guilty” or “no contest” to, or has been convicted of, an act which is defined as a felony under federal or state law; (iii) engaged in misconduct in bad faith that could reasonably be expected to materially harm the Company’s business or its reputation; or (iv) violated a material provision of the Code of Conduct, including, but not limited to, committing Subject Conduct or other violations of the Company’s Discrimination, Anti-Harassment, and Non-Retaliation policies. No event or condition described in subsections (i), (iii) or (iv) of the immediately preceding sentence shall constitute Cause unless (x) the Company provides Executive a Notice of Termination stating the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by Executive within thirty (30) days of Executive’s receipt of the Notice of Termination; and (z) the Company terminates Executive’s employment with the Company (or any of its affiliates) immediately following expiration of such thirty-day (30) period. Notwithstanding anything in this Agreement to the contrary, if Executive experiences a Termination other than by the Company for Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior Termination as a Termination for Cause if such after-acquired evidences supports such an action.

(e)“Change in Control” means a “Change in Control” under the 2021 Stock Plan.

(f)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(g)“Company” means VS Service Company, LLC, a Delaware limited liability company or its successors and permitted assigns.

(h)“Company Parties” means VS&Co and its subsidiaries, collectively.

(i)“Disability” means a physical or mental infirmity that impairs the Executive’s ability to substantially perform Executive’s duties for the Company for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the long-term disability plan maintained by the Company or its affiliate.

(j)“IC Plan” means the incentive compensation plan of the Company (or any of its affiliates) in which Executive participates as of the Termination Date.

(k)“Good Reason” means (i) a material reduction in Executive’s positions, duties, authority, responsibilities or reporting requirements; (ii) the failure of the Company to obtain the assumption of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company following a merger, consolidation, sale, or similar transaction; (iii) a material reduction in Executive’s Base Salary or annual bonus opportunity under the IC Plan other than pursuant to an across-the-board reduction applicable to all similarly- situated employees; or (iv) the relocation of Executive’s principal place of employment from the New York, New York area. “Good Reason” shall not include acts taken by the Company by reason of Executive’s physical or mental infirmity which impairs Executive’s ability to substantially perform Executive’s duties. Notwithstanding the foregoing provisions of this definition, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) Executive has provided a written Notice of Termination to the Company including with reasonable detail the facts and circumstances indicating existence of the condition providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such condition becoming known (or should have become known) to Executive; (y) the condition(s) specified in such notice must remain uncorrected by the Company for thirty (30) days following the Company’s receipt of such written notice; and (z) Executive terminates Executive’s employment immediately following the expiration of such thirty-day (30) period.

(l)“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, if applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Executive’s Termination under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date.

(m)“Protection Period” means (i) the period beginning three (3) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control.

(n)“Qualifying Termination” means Executive’s Termination either: (i) by the Company without Cause; or (ii) by Executive for Good Reason.

(o)“Subject Conduct” means sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing or a violation of any policy of the Company (or any of its affiliates) relating to sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing.

(p)“Termination” means Executive’s termination of employment with the Company, for any reason, whether voluntary or involuntary, provided that such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code.

(q)“Variable Compensation” means any cash-based performance or incentive award paid by or any equity compensation awarded by the Company (or any of its affiliates), including, but not limited to, under the 2021 Stock Plan (and any successor thereto) and the IC Plan.

(r)“VS&Co” means Victoria’s Secret & Co., a Delaware corporation.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year written above.

EXECUTIVE	DATE
/s/ Elizabeth Preis	4/23/2025
Elizabeth Preis

VS SERVICE COMPANY, LLC	DATE
/s/ Melinda R. McAfee	4/21/2025
Melinda R. McAfee